EXHIBIT 99.1

IAL Strengthens Management Team

Monterey Park, Calif., May 10, 2005:  International Aluminum Corporation (NYSE:  IAL) announced that Greg Gainer has joined the Company as Vice President — Sales and Marketing.  Mr. Gainer has 23 years of experience in the building products and construction industries, including specific experience in both the residential and commercial sectors.   Gainer earned a Bachelor of Science, Finance from California State University at Chico and a MBA in Marketing and General Management from the University of California at Davis.

On Mr. Gainer’s appointment, Dave Treinen, President and COO commented “We are delighted to have Greg join our executive management team.  Greg will be responsible for directing and coordinating the sales and marketing efforts of each of our business segments.  His experience in both the residential and commercial sectors will serve us well in continuing to grow the Company”.